EXHIBIT 99.2

MONARCH COMMUNITY BANCORP, INC.

ISSUES CORRECTION TO Q4:2013 PRESS RELEASE

COLDWATER, MICHIGAN, January 31, 2014 - Monarch Community Bancorp, Inc. (OTCQB:MCBF), the parent company of Monarch Community Bank, today issued a correction to its fourth quarter 2013 earnings announcement released on January 30, 2014.

In the Monarch Community Bancorp, Inc. Condensed Statement of Income (Unaudited) for the years ending December 31, 2013 and 2012 table included in the release, the Basic and Diluted Earnings Per Share for the year ended December 31, 2012 is reported as $(0.37) per share. The $(0.37) per share does not reflect Monarch’s one for five reverse stock split which was effective May 28, 2013. As was reported in the body of the release, the correct Basic and Diluted Earnings Per Share for the year ended December 31, 2012 (after giving effect to the reverse split) should be reported as $(1.85) per share.

Contacts:
Richard J. DeVries, CEO	Rebecca S. Crabill, CFO
(517) 279-3978	(517) 279-3956